Rouse Properties Reports Second Quarter 2012 Results
- Signed 551,000 Square Feet of Leases -
- Tenant Sales Per Square Foot Rise 5% -
- Leased Percentage Improves 90 Basis Points -
- Same Suite Leasing Spreads Increase 6.1% -

New York, NY, August 13, 2012 - Rouse Properties, Inc. (the “Company”) (“Rouse”, NYSE: RSE) a national owner of regional enclosed malls, today announced results for the three and six months ended June 30, 2012. The Company's results for the six months ended June 30, 2012 represent consolidated and combined results from January 1, 2012 through June 30, 2012.
“We are pleased with our accomplishments in the second quarter,” commented Andrew Silberfein, President and Chief Executive Officer of Rouse Properties.  “The 551,000 square feet leased during the quarter contributed to a 90 basis point improvement in the portfolio's leased percentage from the first quarter 2012.  We are in the beginning stages of significantly increasing our occupancy levels and sales per square foot as we implement our strategic initiatives and focused capital investments across our portfolio."

Operational Highlights Second Quarter 2012

•	Comparable tenant sales increased $14 per square foot, or 5.0%, on a trailing 12-month basis.

•	Leased percentage was 88.4% at quarter end, an increase of 90 basis points compared to March 31, 2012.

•	Total average rental rate for new and renewal leases executed increased 6.1% and initial rental rate for new and renewal leases executed increased 2.4% on a same suite rental basis.

•	Leased 551,146 square feet, more than double the volume of leasing activity in the same period of prior year.

Financial Results for the Three Months Ended June 30, 2012
Core Funds From Operations (“Core FFO”) was $14.4 million, or $0.29 per diluted share, as compared to $19.5 million, or $0.54 per diluted share in the prior year period. Core FFO per share using a normalized share count was $0.29 per share as compared to $0.30 in the prior quarter and $0.39 per share in the prior year period. The decrease over the prior year is primarily a result of the inclusion of actual costs associated with general and administrative costs whereas the 2011 results included an allocation from General Growth Properties, the Company's parent company prior to the spin off on January 12, 2012.
Core Net Operating Income (“Core NOI”) was $36.9 million as compared to $36.8 million in the prior quarter and $37.6 million in the prior year period.
Net loss was $(15.9) million, or $(0.32) per diluted share, as compared to a net loss of $(6.6) million, or $(0.18) per diluted share in the prior year period. Net loss per share based on a normalized share count was $(0.32) per share as compared $(0.13) per share in the prior year period. The increase in net loss was primarily the result of an increase in actual costs associated with general and administrative costs and other costs incurred during the second quarter 2012. In addition, interest expense increased as a result of additional debt on the portfolio compared to prior year, and the amortization of deferred financing costs.
Financing
During the quarter the Company reduced the outstanding Term Loan by approximately $110 million, resulting in a reduction in recourse debt by approximately 25%, by completing the following transactions:

•
Placed a new $48.5 million non-recourse first mortgage loan, secured by the Pierre Bossier Mall. The loan bears interest at a fixed rate of 4.94% and has a term of ten years. Net proceeds to Rouse after the term loan reduction and closing costs was approximately $9.9 million.

•
Closed on a new $78.8 million non-recourse first mortgage loan, secured by the Southland Center Mall. The loan bears interest at a fixed rate of 5.09% and has a term of ten years. Net proceeds to Rouse after the term loan reduction and closing costs was approximately $8.2 million.

Subsequent Events
Subsequent to the end of the second quarter, the Company acquired a 59,100 square foot anchor at Pierre Bossier Mall in Bossier City, Louisiana for $6.35 million, which is leased to Virginia College for a 15 year term.
In addition, the Company entered into a contract to purchase The Mall at Turtle Creek in Jonesboro, Arkansas for approximately $96.0 million, inclusive of the assumption of an existing $79.5 million mortgage. This 675,000 square foot market dominant mall is anchored by Dillard's, JCPenney and Target and is the only mall within a 75 mile radius. The acquisition is expected to occur later this year, pending completion of due diligence and performance of customary seller closing conditions.
Common Share Dividend
The Board of Directors declared a common stock dividend of $0.07 per share payable on October 29, 2012 to stockholders of record on October 15, 2012. It is the Company's objective to grow the dividend over time and the Board will continue to evaluate the dividend policy as the Company's repositioning plan takes effect.

2012 Guidance
As of the date of this release, the Company expects diluted net (loss) per share to be in the range of $(1.48) to $(1.37) for the year ending December 31, 2012, and expects diluted Core FFO per share to be in the range of $1.12 to $1.23 per normalized share for the year ending December 31, 2012. No additional property acquisitions, dispositions, or additional capital raises are included in the guidance, except those previously completed during the six months ended June 30, 2012.
A reconciliation of the range of estimated diluted net (loss) per share to estimated Core FFO per share for 2012 follows:

	For the year ended
	December 31, 2012
	Low	High
Expected net (loss) per share - basic and diluted (1)	$(1.48)	$(1.37)
Adjust to normalized common shares (2)	0.10	0.10
Expected net (loss) per share - normalized	(1.38)	(1.27)
Add: Depreciation and amortization	1.41	1.41
Expected Funds From Operations per share - normalized	0.03	0.14
Other core Funds From Operations adjustments (3)	1.09	1.09
Core Funds From Operations - normalized	$1.12	$1.23
(1) Assumes annualized weighted average common shares outstanding - basic and diluted of 46,146,895
(2) Assumes all of the common shares were issued January 1, 2012. Calculated using 49,584,189 shares
(3) Refer to the Supplemental Information package for additional details on the nature of the adjustments to reconcile to FFO and Core FFO. 2012 Guidance includes Straight-line rent and above / below market lease amortization of $17.5 million, Non recurring costs related to the spin-off from GGP and property acquisition costs of $7.6 million, Mark-to-market adjustments on debt of $10.5 million, Write-off of market rate debt adjustments of $9.0 million, Amortization of deferred financing costs of $7.2 million, Debt extinguishment costs of $1.8 million and Provision for income taxes of $0.5 million.

The outlook is a forward-looking statement and is subject to the risks and other factors described elsewhere in the release.
Supplemental Information
The Company released an informational supplemental packet, available at www.rouseproperties.com under the Investors section, with additional detail, including a description of non-GAAP financial measures and reconciliation to GAAP measures.
Investor Conference Webcast and Conference Call
The Company will host a webcast and conference call at 9:00 a.m. eastern time on August 14, 2012, to discuss second quarter 2012 results. The number to call is 877-407-3982 (domestic) and 1-201-493-6780 (international). The live webcast will be available at www.rouseproperties.com under the Investors section. A replay of the conference call will be available through August 30, 2012, by dialing 877-870-5176 (domestic) and 1-858-384-5517 (international) and entering the passcode 398472.
Forward Looking Statement
Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These forward-looking statements may include statements related to the Company's ability to outperform the ongoing recovery of the Retail and REIT industry and the markets in which the Company's mall properties are located, the Company's ability to generate internal and external growth, the Company's ability to identify and complete the acquisition of properties in new markets, the Company's ability to complete redevelopment projects, the Company's ability to increase margins, including Net Operating Income and the Company's operating expectations for the full 2012 calendar year. For a description of factors that may cause the Company's actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company's Annual Report on Form 10-K for the year ended December 31, 2011 and other documents filed by the Company with the Securities and Exchange Commission.
Non GAAP Financial Measures
The Company makes reference to net operating income (“NOI”) and funds from operations (“FFO”).  NOI is defined as operating revenues (minimum rents, including lease termination fees, tenant recoveries, overage rents, and other income) less property and related expenses (real estate taxes, repairs and maintenance, marketing, other property operating costs, and provision for doubtful accounts). We use FFO, as defined by the National Association of Real Estate Investment Trusts, as a supplemental measure of our operating performance. FFO is defined as net income (loss) attributable to common stockholders in accordance with GAAP, excluding impairment write-downs on depreciable real estate, gains (or losses) from cumulative effects of accounting changes, extraordinary items and sales of properties, plus real estate related depreciation and amortization.
In order to present operations in a manner most relevant to its future operations, Core FFO and Core NOI have been presented to exclude certain non-cash and non-recurring revenue and expenses. A reconciliation of NOI to Core NOI and FFO to Core FFO has been included in the "Reconciliation of Core NOI and Core FFO" schedule attached to this release.
NOI, FFO and derivations thereof, are not alternatives to GAAP operating income (loss) or net income (loss) available to common stockholders.  For reference, as an aid in understanding management's computation of NOI and FFO, a reconciliation of NOI to operating income and FFO to net income (loss) in accordance with GAAP has been included in the "Reconciliation of Non-GAAP to GAAP Financial Measures" schedule attached to this release.
About Rouse
Rouse is a publicly traded real estate investment trust headquartered in New York City and founded on a legacy of innovation and creativity. Among the country's largest publicly traded regional mall owners, the Company's geographically diverse portfolio spans the United States from coast to coast, and includes 31 malls in 19 states encompassing approximately 22 million square feet of space. For more information, visit www.rouseproperties.com.

Consolidated and Combined Statements of Operations and Comprehensive Loss

	Three Months Ended		Six Months Ended
(In thousands, except per share amounts)	June 30, 2012 (Unaudited)	June 30, 2011 (Unaudited)	June 30, 2012 (Unaudited)	June 30, 2011 (Unaudited)

Revenues:
Minimum rents	$38,072	$36,554	$75,284	$74,956
Tenant recoveries	16,915	17,842	33,511	35,938
Overage rents	659	461	2,104	1,762
Other	1,303	1,398	2,458	2,698
Total revenues	56,949	56,255	113,357	115,354
Expenses:
Real estate taxes	5,575	6,089	11,565	12,114
Property maintenance costs	3,351	3,075	6,792	6,960
Marketing	660	808	1,121	1,574
Other property operating costs	14,992	13,555	29,391	27,591
Provision for doubtful accounts	451	302	714	512
General and administrative	5,240	3,197	10,384	5,726
Depreciation and amortization	16,773	19,518	35,047	38,486
Other	1,983	(606)	6,442	(78)
Total expenses	49,025	45,938	101,456	92,885
Operating income	7,924	10,317	11,901	22,469

Interest income	8	7	9	8
Interest expense	(23,699)	(16,782)	(53,688)	(35,322)
Loss before income taxes	(15,767)	(6,458)	(41,778)	(12,845)
Provision for income taxes	(173)	(140)	(239)	(288)
Net loss	$(15,940)	$(6,598)	$(42,017)	$(13,133)

Net loss per share - Basic and Diluted (1)	$(0.32)	$(0.18)	$(0.98)	$(0.37)

Dividends declared per share	$0.07	$—	$0.07	$—

Comprehensive loss:
Net loss	$(15,940)	$(6,598)	$(42,017)	$(13,133)
Other comprehensive gain (loss):
Net unrealized gain (loss) on financial instrument	65	—	(65)	—
Comprehensive loss	$(15,875)	$(6,598)	$(42,082)	$(13,133)

(1) Calculated using weighted average number of shares of 49,242,014 and 35,906,105 for the three months ended June 30, 2012 and 2011 and 43,013,900 and 35,906,105 for the six months ended June 30, 2012 and 2011, respectively.

Consolidated and Combined Balance Sheets

(In thousands)	June 30, 2012 (Unaudited)	December 31, 2011

Assets:
Investment in real estate:
Land	$315,779	$299,941
Buildings and equipment	1,212,035	1,162,541
Less accumulated depreciation	(91,463)	(72,620)
Net investment in real estate	1,436,351	1,389,862
Cash and cash equivalents	163,299	204
Short term investment	29,989	—
Accounts receivable, net	20,216	17,561
Deferred expenses, net	40,396	35,549
Prepaid expenses and other assets	147,333	140,348
Total assets	$1,837,584	$1,583,524

Liabilities:
Mortgages, notes and loans payable	$1,185,995	$1,059,684
Accounts payable and accrued expenses	86,470	97,512
Total liabilities	1,272,465	1,157,196

Commitments and contingencies	—	—

Equity:
Common stock (1)	493	—
Class B common stock (2)	4	—
Additional paid-in capital	594,314	—
GGP Equity	—	426,328
Accumulated deficit	(29,738)	—
Accumulated other comprehensive loss	(65)	—
Total stockholders' equity	565,008	426,328
Noncontrolling interest	111	—
Total equity	565,119	426,328
Total liabilities and equity	$1,837,584	$1,583,524

(1) Common stock: $0.01 par value; 500,000,000 shares authorized, 49,225,133 and 0 shares issued and outstanding, respectively
(2) Class B common stock: $0.01 par value; 1,000,000 shares authorized, 359,056 and 0 shares issued and outstanding, respectively.

Reconciliation of Core NOI and Core FFO - For The Three Month Period Ended

	June 30, 2012			June 30, 2011
(In thousands)	(Unaudited)			(Unaudited)
	GAAP (7)	Core Adjustments	Core NOI / FFO	GAAP (7)	Core Adjustments	Core NOI / FFO

Revenues:
Minimum rents (1)	$38,072	$4,917	$42,989	$36,554	$5,120	$41,674
Tenant recoveries	16,915	—	16,915	17,842	—	17,842
Overage rents	659	—	659	461	—	461
Other	1,303	—	1,303	1,398	—	1,398
Total revenues	56,949	4,917	61,866	56,255	5,120	61,375
Operating expenses:
Real estate taxes	5,575	—	5,575	6,089	—	6,089
Property maintenance costs	3,351	—	3,351	3,075	—	3,075
Marketing	660	—	660	808	—	808
Other property operating costs (2)	14,992	(31)	14,961	13,555	(31)	13,524
Provision for doubtful accounts	451	—	451	302	—	302
Total operating expenses	25,029	(31)	24,998	23,829	(31)	23,798

Net operating income	31,920	4,948	36,868	32,426	5,151	37,577

General and administrative (3)	5,240	—	5,240	3,197	—	3,197
Other (4)	1,983	(1,983)	—	(606)	606	—
Subtotal	24,697	6,931	31,628	29,835	4,545	34,380

Interest income	8	—	8	7	—	7
Interest expense
Mark-to-market adjustments on debt	(2,661)	2,661	—	(1,871)	1,871	—
Write-off of market rate debt adjustments	—	—	—	1,603	(1,603)	—
Amortization of deferred financing costs	(2,020)	2,020	—	—	—	—
Write-off of deferred financing costs	(1,780)	1,780	—	—	—	—
Debt extinguishment costs	—	—	—	(1,582)	1,582	—
Interest on existing debt	(17,238)	—	(17,238)	(14,932)	—	(14,932)
Provision for income taxes	(173)	173	—	(140)	140	—
Funds from operations	$833	$13,565	$14,398	$12,920	$6,535	$19,455
Funds from operations per share - basic and diluted (5)			$0.29			$0.54
Funds from operations per share - normalized (6)			$0.29			$0.39

(1) Core adjustments include amounts for straight-line rent of $(1,657) and $(1,683) and above / below market lease amortization of $6,574 and $6,803 for the three months ended June 30, 2012 and 2011.
(2) Core adjustments include above / below market ground lease amortization of $31 thousand for the three months ended June 30, 2012 and 2011.
(3) General and administrative costs include $243 of non-cash stock compensation expense.
(4) Core adjustments include non-recurring costs related to the spin-off from General Growth Properties and property acquisition costs
(5) Calculated using weighted average number of shares of 49,242,014 and 35,906,105 for the three months ended June 30, 2012 and 2011.
(6) Assumes all of the common shares were issued April 1, 2012. Calculated using 49,584,189 common shares.
(7) Based on generally accepted accounting principles in the United States of America.

Reconciliation of Core NOI and Core FFO - For The Six Month Period Ended

	June 30, 2012			June 30, 2011
(In thousands)	(Unaudited)			(Unaudited)
	GAAP (7)	Core Adjustments	Core NOI / FFO	GAAP (7)	Core Adjustments	Core NOI / FFO

Revenues:
Minimum rents (1)	$75,284	$9,853	$85,137	$74,956	$8,886	$83,842
Tenant recoveries	33,511	—	33,511	35,938	—	35,938
Overage rents	2,104	—	2,104	1,762	—	1,762
Other	2,458	—	2,458	2,698	—	2,698
Total revenues	113,357	9,853	123,210	115,354	8,886	124,240
Operating expenses:
Real estate taxes	11,565	—	11,565	12,114	—	12,114
Property maintenance costs	6,792	—	6,792	6,960	—	6,960
Marketing	1,121	—	1,121	1,574	—	1,574
Other property operating costs (2)	29,391	(62)	29,329	27,591	(62)	27,529
Provision for doubtful accounts	714	—	714	512	—	512
Total operating expenses	49,583	(62)	49,521	48,751	(62)	48,689

Net operating income	63,774	9,915	73,689	66,603	8,948	75,551

General and administrative (3)	10,384	—	10,384	5,726	—	5,726
Other (4)	6,442	(6,442)	—	(78)	78	—
Subtotal	46,948	16,357	63,305	60,955	8,870	69,825

Interest income	9	—	9	8	—	8
Interest expense
Mark-to-market adjustments on debt	(5,385)	5,385	—	(3,670)	3,670	—
Write-off of market rate debt adjustments	(8,957)	8,957	—	1,489	(1,489)	—
Amortization of deferred financing costs	(3,688)	3,688	—	—	—	—
Write-off of deferred financing costs	(1,780)	1,780	—	—	—	—
Debt extinguishment costs	—	—	—	(1,475)	1,475	—
Interest on existing debt	(33,878)	—	(33,878)	(31,666)	—	(31,666)
Provision for income taxes	(239)	239	—	(288)	288	—
Funds from operations	$(6,970)	$36,406	$29,436	$25,353	$12,814	$38,167
Funds from operations per share - basic and diluted (5)			$0.68			$1.06
Funds from operations per share - normalized (6)			$0.59			$0.77

(1) Core adjustments include amounts for straight-line rent of $(3,156) and $(3,764) and above / below market lease amortization of $13,009 and $12,650 for the six months ended June 30, 2012 and 2011.
(2) Core adjustments include above / below market ground lease amortization of $62 for the six months ended June 30, 2012 and 2011.
(3) General and administrative costs include $1,015 of non-cash stock compensation expense and $352 of corporate allocation from GGP.
(4) Core adjustments include non-recurring costs related to the spin-off from General Growth Properties and property acquisition costs
(5) Calculated using weighted average number of shares of 43,013,900 and 35,906,105 for the six months ended June 30, 2012 and 2011.
(6) Assumes all of the common shares were issued January 1, 2012. Calculated using 49,584,189 common shares.
(7) Based on generally accepted accounting principles in the United States of America.

Reconciliation of Non-GAAP to GAAP Financial Measures

	Three Months Ended		Six Months Ended
(In thousands)	June 30, 2012 (Unaudited)	June 30, 2011 (Unaudited)	June 30, 2012 (Unaudited)	June 30, 2011 (Unaudited)

Reconciliation of NOI to GAAP Operating Income
NOI:	$31,920	$32,426	$63,774	$66,603
General and administrative	(5,240)	(3,197)	(10,384)	(5,726)
Other	(1,983)	606	(6,442)	78
Depreciation and amortization	(16,773)	(19,518)	(35,047)	(38,486)
Operating income	$7,924	$10,317	$11,901	$22,469

Reconciliation of FFO to GAAP Net Loss Attributable to Common Stockholders
FFO:	$833	$12,920	$(6,970)	$25,353
Depreciation and amortization	(16,773)	(19,518)	(35,047)	(38,486)
Net loss attributable to common stockholders	$(15,940)	$(6,598)	$(42,017)	$(13,133)

Weighted average numbers of shares outstanding	49,242,014	35,906,105	43,013,900	35,906,105
Per Share	$(0.32)	$(0.18)	$(0.98)	$(0.37)

Weighted average numbers of shares outstanding (normalized) (1)	49,584,189	49,584,189	49,584,189	49,584,189
Per Share (normalized)	$(0.32)	$(0.13)	$(0.85)	$(0.26)

(1) Assumes all of the common shares were issued on April 1 for the three months ended June 30, 2012 and 2011 and on January 1 for the six months ended
June 30, 2012 and 2011. Calculated using 49,584,189 shares common shares.

Source: Rouse Properties, Inc.
Rouse Properties, Inc.
Investor Relations, 212-608-5108
IR@rouseproperties.com